                                                                    Exhibit 23.1



               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference of our report dated August 8, 2002 in this Form 10-K for the year ended June 30, 2002.


GRANT THORNTON LLP

/s/GRANT THORNTON LLP
Philadelphia, Pennsylvania
September 26, 2002

                              MANAGEMENT ASSERTIONS


September 26,2002
Grant Thornton LLP
Two Commerce Square
Suite 3100
2001 Market Street
Philadelphia, PA  19103


Dear Sir or Madam:

            As of June 30, 2002 and for the period July 1, 2001 to June 30, 2002, DVI Financial Services, Inc., as Servicer, has complied in all material respects with the minimum requirements set forth in the Amended and Restated Contribution and Servicing Agreement dated as of December 1, 1998 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp VIII, the Amended and Restated Contribution and Servicing Agreement dated as of June 1, 1999 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp. X, the Amended and Restated Contribution and Servicing Agreement dated as of December 1, 1999 between DVI Financial Services Inc,, as Contributor and Servicer , and DVI Receivables Corp. XI, the Amended and Restated Contribution and Servicing Agreement dated as of April 1, 2000 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp XII, the Amended and Restated Contribution and Servicing Agreement dated as of December 1, 2000 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp. XIV, the Amended and Restated Contribution and Servicing Agreement dated as of November 1, 2001 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp. XVI, and the Amended and Restated Contribution and Servicing Agreement dated as of May 1, 2002 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp XVII collectively as reassigned to U.S. Bank N. A., as Trustee (the "Agreements").

            The following minimum requirements are applicable to the Agreements

      1. The Servicer shall maintain with respect to each Contract and each item of Equipment, and with respect to each payment by each Obligor and compliance by each Obligor with the provisions of each Contract, complete and accurate records in such manner and to the same extent as the Servicer does with respect to similar contracts held for its own account.

      2. The Servicer shall remit or cause each Lock-box Bank to remit all payments received by it on or in respect of any Contract or Equipment during such Collection Period into the Collection Account.

      3. The Servicer will file the UCC financing statements required in the Agreement within the time frames set forth therein and thereafter will file such additional UCC financing statements and continuation statements and assignments in accordance with the provisions of any Contract and item of Equipment or otherwise so that the security interest in favor of the Trustee in each of the Contracts and the related Equipment will be perfected by such filings with the Appropriate UCC filing offices.

      4. The Servicer will cause the Contributor to maintain a general liability insurance policy in the aggregate amount of $1,000,000 and an excess liability policy in umbrella form in the aggregate of $3,000,000 for a total of $4,000,000 of liability insurance.

      5. The Servicer will require and monitor that each Obligate maintains insurance covering damage to, destruction or theft of the Equipment.

      6.    The Servicer shall prepare the Monthly Servicer Report.

      7. The Servicer shall cause a firm of independent certified public accountants to deliver to the Trustee within 90 days following the end of each fiscal year of the Servicer, a written statement to the effect that such firm has examined in accordance with generally accepted practices samples of the accounts and records of the Servicer for the fiscal year ended on the previous June 30 relating to the Contracts, that such firm has compared the information contained in the Servicer's reports delivered in the relevant periods, and that, on the basis of such examination and comparison, such firm is of the opinion that the Servicer has, during the relevant period, serviced the Contracts in compliance with such servicing procedures, manuals, and guides and in the same manner as it services comparable leases for itself or others, and that such certificates, accounts and records have been properly prepared and maintained in all material respects.





      /s/Steven R. Garfinkel
      ----------------------
      Steven R. Garfinkel
      Executive Vice President
      Chief Financial Officer
      DVI Financial Services Inc.
      Jamison, Pennsylvania
      September 26,2002


      /s/Steven R. Garfinkel
      ----------------------
      Steven R. Garfinkel
      Executive Vice President
      Chief Financial Officer
      DVI Receivables Corp. VIII
      Jamison, Pennsylvania
      September 26,2002